Exhibit 10.8

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) between Allscripts LLC, a Delaware limited liability company (“Company”), and Glen Tullman (“Executive”) is made and entered into as of December 31, 2004.

W I T N E S S E T H:

WHEREAS, Allscripts, Inc. and Executive entered into an Employment Agreement, dated as of July 8, 2002 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Employment Agreement”); and

WHEREAS, in connection with a corporate reorganization of Allscripts, Inc. consummated in 2000, (1) Allscripts, Inc. became a wholly owned subsidiary and operating company of Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Parent”), (2) Parent became a publicly held company, and (3) Executive was made an officer of Parent; and

WHEREAS, Allscripts, Inc., has been converted to a limited liability company under the laws of the State of Delaware; and

WHEREAS, the Compensation Committee of the Board of Directors of Parent (the “Board”), after comprehensive review of employment arrangements with executive officers, has determined that it is advisable and in the best interests of Parent, Company and Parent’s stockholders to modify such arrangements in light of the above reorganization, and to more appropriately reflect the current business and legal environment and risk profile of Parent and its subsidiaries; and

WHEREAS, Company and Executive desire to amend the Employment Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual promises and agreements herein contained, the parties hereto agree as follows:

1.	Amendment Date. This Amendment shall be deemed effective as of January 1, 2005 (the “Amendment Date”). Except as specifically set forth in this Amendment, all capitalized terms used in this Amendment shall have the same meaning as set forth in the Employment Agreement.

2.

Changes to Reflect Reorganization. Executive hereby acknowledges and agrees that Executive serves as an executive officer of Parent and Company. Parent shall be bound by all applicable terms and conditions of the Employment Agreement, as modified by this Amendment. Executive agrees that any and all provisions in the Employment Agreement intended to benefit Company (including duties or obligations owed to Company) shall be deemed to include Parent, and that Company shall be entitled to enforce such duties and/or obligations on Parent’s behalf. Without limiting the foregoing, the non-competition and confidentiality provisions set forth in Section 5 of the Employment Agreement are hereby amended to extend the protections provided therein to Parent and Parent’s subsidiaries and affiliates, and applicable references therein to “Company” in

Section 5 shall be deemed to include Parent and any of its subsidiaries. Each reference in the Employment Agreement to “Allscripts, Inc.” shall be deemed changed to “Allscripts LLC”.

3.	Base Salary. The annual base salary as stated in Section 3.1 of the Employment Agreement shall be changed to Three Hundred Seventy Five Thousand Dollars ($375,000), effective as of the Amendment Date.

4.	Performance Bonus. Section 3.2 of the Employment Agreement is hereby deleted and the following inserted in lieu thereof:

Executive shall be eligible to receive a cash bonus in accordance with this Section 3.2. Payment of the Performance Bonus, if any, will be subject to the sole discretion of the CEO, Board or a committee of the Board, and the amount of any such Performance Bonus will be determined by, and based upon criteria selected by, the CEO, Board or such committee. Based upon the foregoing exercise of discretion, Executive’s target Performance Bonus, if any, shall be 50% of his/her salary, but may, based on performance, exceed such amount. The Performance Bonus shall be payable on or before April 30 of the year immediately succeeding the Fiscal Year for which such Performance Bonus was earned; provided, however, that if the applicable Company (or Parent) objectives are based upon Company’s (or Parent’s) annual audited financial statements, and if, on April 30 of the applicable year such financial statements have not yet been issued, the Performance Bonus, if any, shall be payable promptly upon the issuance of such financial statements.

5.	Renewal and Rights Upon Expiration/Termination.

(a) The second sentence of Section 2 of the Employment Agreement is hereby deleted and the following inserted in the lieu thereof:

Thereafter, the Company may elect to renew this Agreement upon the expiration of the initial term or any renewal term by providing written notice of renewal to Executive at least ninety (90) days prior to the expiration of the then current term. If such notice is not provided, Executive must notify Company that Company failed to provide a notice of renewal. If Company does not cure such failure within five (5) business days, this Agreement will terminate at the expiration of the then current term. If Company elects not to renew this Agreement at the end of the initial term or any renewal term, such nonrenewal shall be treated as a termination of the Employment Period without cause by Company for the limited purpose of determining the payments and benefits available to Executive (i.e., Executive shall be entitled to the severance/benefits set forth in Section 4.5.1). If Executive elects not to renew this Agreement, the same shall not constitute a termination of the Employment Period without cause and Executive shall be entitled to receive the severance/benefits set forth in Section 4.5.5.

(b) The second sentence of Section 4.3 is hereby deleted and the following inserted in lieu thereof:

If Company elects not to renew this Agreement at the end of the initial term or any renewal term, such nonrenewal shall be treated as a termination of the Employment Period without cause by Company for the limited purpose of determining the payments and benefits available to Executive (i.e., Executive shall be entitled to the severance/benefits set forth in Section 4.5.1).

(c) Section 4.5.1 of the Employment Agreement shall be amended to delete the parenthetical reference in the first sentence thereof (i.e., “other than non-renewal by Company under Section 2”).

(d) Section 4.5.1 (ii) and Section 4.5.4 of the Employment Agreement shall be amended so as to provide that any Performance Bonus payable with respect to the Fiscal Year in which the Termination Date (and the following year, where applicable) occurs shall be the target Performance Bonus based on a percentage of Executive’s salary and shall be paid in accordance with Section 3.2.

(e) Section 4.5.5 of the Employment Agreement is hereby amended so as to delete all references therein to non-renewal by Company, and to replace such references with “non-renewal by Executive”.

6.	Change of Control - Severance.

(a) For purposes of the definition of “Change of Control” in Section 4.4.2 of the Employment Agreement, a Change of Control shall be deemed to include a Change of Control of Parent, and with respect to Company, references to “shares” or “common stock” shall be deemed to include the membership interests of Company.

(b) Section 4.5.1 of the Employment Agreement shall be amended so as to delete the reference to “2.99” in subsection (i) of Section 4.5.2, and to replace such reference with the number “2”.

(c) Section 4.5.2 shall be amended to provide that Executive shall receive a lump sum Performance Bonus amount equal to the target Performance Bonus that would have been received by Executive during the Fiscal Year in which the Change of Control occurs multiplied by 2.

7.	Duration of Noncompetition/Nonsolicitation Covenants. Sections 5.1 and 5.2 of the Employment Agreement shall be amended to increase the duration of the noncompetition and nonsolicitation covenants described therein from one (1) year to two (2) years.

8.	Stock Award. The parties hereto further acknowledge and agree that, as of the Amendment Date, Executive shall receive a stock option award, which shall entitle Executive to acquire up to 150,000 shares of Parent’s common stock, subject to the terms and conditions (including vesting) set forth in any award agreement or similar documentation required by Parent or Company.

9.	Miscellaneous. Except as modified by this Amendment, the Employment Agreement shall continue in full force and effect and is hereby ratified and confirmed. To the extent that any provision of this Amendment is inconsistent with the Agreement, the terms of this Amendment shall control. This Amendment and the Employment Agreement (a) are complete, (b) constitute the entire and original understanding between the parties with respect to the subject matter hereof and thereof, and (c) supersede all prior agreements, whether oral or written. No waiver, modification, or addition to this Amendment or the Employment Agreement shall be valid unless in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ALLSCRIPTS LLC

By:	/s/ Lee Shapiro
Title:	President

Glen E. Tullman

/s/ Glen E. Tullman

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